EXBIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
March 17, 2021	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Elects Douglas T. Dietrich Chairman of the Board

NEW YORK – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) announced today that its Board of Directors has unanimously elected Douglas T. Dietrich, MTI’s Chief Executive Officer and a member of the Board since 2016, to serve in the additional position of Chairman of the Board, effective immediately. Mr. Dietrich will be succeeding Duane R. Dunham who has been a director since 2002 and the Company’s Chairman since 2016. Mr. Dunham will retire as a member of the Board of Directors when his term expires at the 2023 Annual Meeting of Shareholders.

In addition, Robert L. Clark has been appointed to the newly created position of Lead Independent Director, effective immediately. Dr. Clark, who has been a member of the MTI Board since 2009, is the Provost and Senior Vice President for Research at the University of Rochester. Among other responsibilities, the new Lead Independent Director will play an active role in setting future agendas for MTI Board meetings, preside at meetings of independent directors, serve as the liaison between the Chairman and the independent directors, and consult on shareholder engagement and governance matters.

"The Board's decision to appoint Doug as Chairman is a reflection of his strong leadership and substantial contributions to improving MTI’s operating and financial performance as well as to building a high-performance culture since becoming CEO in 2016," said Mr. Dunham. "The Board carefully considered our governance structure and determined that combining the roles of Chairman and CEO and creating the position of Lead Independent Director is in the best interest of shareholders as we continue to execute our company’s strategy for value creation.”

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.6 billion in 2020. For further information, please visit our website at www.mineralstech.com. (MTI-G)